Exhibit 99.B14

REX D. HEMME, FSA, MAAA
Vice President and Actuary
Life Product Development

April 30, 2002

Securities and Exchange Commission
450 Fifth Street, N W
Washington, D.C.   20549
      Re:      American National Variable Life Separate Account;
      Post-Effective Amendment Number 15 to Form S-6 Registration Statement; Registration Number 33-36525

Dear Sir:

This opinion is furnished in connection with the Post-Effective Amendment Number 15 to Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain Variable Life insurance policy (the "Policy") that will be offered and sold by American National Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Post-Effective Amendment Number 15 to Form S-6 Registration Statement accurately reflect reasonable estimate of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective
 Amendment Number 15 to Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.

Very truly yours,


Rex D. Hemme, FSA, MAAA
Vice President and Actuary Life Product Development

                                    American National Insurance Company
                                    One Moody Plaza
                                    Galveston, Texas 77550
                                    (409) 766-6627
                                    (409) 766-6933 Fax